Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Prestige Cruises International, Inc. of our report dated March 26, 2013, except for the loss per share information as discussed in Note 2 to the consolidated financial statements, to which the date is January 22, 2014, relating to the financial statements and financial statements schedules of Prestige Cruises International, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Miami, Florida

January 22, 2014